Exhibit 99.1

Arch Therapeutics Appoints Michael S. Abrams its Chief Financial Officer

Company Prepares for Next Stage of Growth

FRAMINGHAM, MA – May 3, 2021 -- Arch Therapeutics, Inc. (OTCQB: ARTH) (“Arch” or the “Company”), developer of novel self-assembling wound care and biosurgical devices, today announced that it has appointed Michael S. Abrams its Chief Financial Officer effective May 10, 2021. In alignment with the Company’s succession plan, Mr. Abrams joins Arch’s financial team today, one week before assuming the role currently held by the Company’s Chief Financial Officer, Richard Davis. Mr. Davis will remain with the Company during a Transition Period, which will end on June 30, 2021, after which he will support the Company in a consulting role through December 31, 2021.

Mr. Abrams has over 25 years of experience as a Chief Financial Officer to numerous public and private companies; principal investor; investment banker; merchant banker; strategic and financial advisor; and Board member. Mr. Abrams’ capabilities span a broad range of activities with a particular expertise in the areas of operational management, complex financial engineering, financial advisory, and capital markets strategy primarily for companies in the technology and healthcare sectors. Mr. Abrams graduated with an MBA with Honors from the Booth School of Business at the University of Chicago and received his BBA with Honors from the University of Massachusetts at Amherst as a William F. Field Alumni scholar, an award given annually to the top finance student in the class.

Terrence W. Norchi, M.D., Chief Executive Officer of Arch Therapeutics, said, “I am pleased to welcome Mike to our leadership team. His deep and extensive experience in leading financial operations will support our immediate and ongoing commercialization and R&D efforts and continue to position Arch as an industry leader. I am confident Mike will provide strong leadership and is an excellent addition to the organization.”

“On behalf of our board of directors and all of us at the Company, I thank Rick Davis for his exceptional contributions throughout his tenure at Arch,” added Norchi. “In his seven years as CFO, Rick has been a prodigious leader, mentor and colleague, and his guidance has been instrumental to Arch’s success. I wish Rick all the best in the next chapter of his life.”

Mr. Abrams commented, “I am thrilled to join Arch, a company I have long admired and one that has innovative, game-changing medical device technologies. Arch has unique strengths and tremendous opportunities worldwide with its current and future products. I look forward to working with the team to execute on the Company’s priorities, accelerate growth and enhance value for shareholders and stakeholders.”

Rick Davis, Arch Chief Financial Officer said, “It has been a privilege and honor to work with my colleagues at Arch. I have strived to do right by all, our shareholders, employees, suppliers and now our customers. I have the utmost confidence that Terry, Mike and the rest of the team will maximize this opportunity for all stakeholders.”

Terrence W. Norchi, M.D., Chief Executive Officer of Arch Therapeutics, concluded, “I again want to thank Rick on both a professional and personal basis for his care and commitment to Arch and to me. At the very same time, I look forward to working with Mike for many years to come building and expanding upon the foundation of Arch’s accomplishments and value proposition.”

About Arch Therapeutics, Inc.

Arch Therapeutics, Inc. is a biotechnology company developing a novel approach to stop bleeding (hemostasis), control leaking (sealant) and manage wounds during surgery, trauma and interventional care. Arch is developing products based on an innovative self-assembling barrier technology platform with the goal of making care faster and safer for patients. Arch has received regulatory authorization to market AC5 Advanced Wound System and AC5 Topical Hemostat as medical devices in the United States and Europe, respectively. Arch's development stage product candidates include AC5-G, AC5-V and AC5 Surgical Hemostat, among others.1,2

Notice Regarding Forward-Looking Statements

This news release contains “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, references to novel technologies and methods, our ability to recruit additional field sales representatives and their effectiveness, our business and product development plans and projections, or market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company, our ability to retain important members of our management team and attract other qualified personnel, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, our ability to obtain required regulatory approvals, our ability to produce commercial quantities of our products within projected timeframes, our ability to develop and commercialize products based on our technology platform, and market conditions, and our ability to establish additional commercialization partnerships and build a critical mass of field sales representatives. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.

1 AC5-G, AC5-V, and AC5 Surgical Hemostat are currently investigational devices limited by law to investigational use.

2 AC5, AC5-G, AC5-V and associated logos are trademarks and/or registered trademarks of Arch Therapeutics, Inc. and/or its subsidiaries.

Contact:

ARTH Investor Relations

Toll Free: +1-855-340-ARTH (2784) (US and Canada)

Email: investors@archtherapeutics.com

Website: www.archtherapeutics.com